FIFTH AMENDMENT TO THE
INTERFACE, INC. NONQUALIFIED SAVINGS PLAN II
(as amended and restated effective January 1, 2009)

THIS AMENDMENT to the Interface, Inc. Nonqualified Savings Plan II (the "Plan") is made by the Administrative Committee of the Plan (the "Administrative Committee").

W I T N E S S E T H :

WHEREAS, Interface, Inc. (the "Company") maintains the Plan for the benefit of its eligible key management and highly compensated employees; and

WHEREAS, Section 9.1 of the Plan provides that the Administrative Committee has the right to amend the Plan at any time; and

WHEREAS, the Administrative Committee desires to amend the Plan to add Interface Modular Carpet (China) Co., Ltd., as a participating employer, but solely for the purpose of making "Discretionary Contributions" as defined in the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of October 1, 2019:

1. Section 1.31 of the Plan is amended to read as follows:

1.31 **<u>Participating Company</u>** shall mean (i) the Controlling Company; (ii) the participating companies as listed on Schedule A in the Savings and Investment Plan; and (iii) solely for the purpose of providing Discretionary Contributions, Interface Modular Carpet (China) Co., Ltd.

2. Except as specified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee has caused its duly authorized member to execute this Amendment on the date written below.

ADMINISTRATIVE COMMITTEE

September 6, 2019